Exhibit 99.1

Myers Industries Reports 2018 Fourth Quarter and Full Year Results

Strong earnings growth in 2018; free cash flow of $55 million

February 28, 2019, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE), a manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets, today announced results for the fourth quarter and year ended December 31, 2018.

Business Highlights

•

GAAP income per diluted share from continuing operations for 2018 was $0.09 for the fourth quarter and a loss of $0.05 for the full year (includes $33.3 million of pre-tax charges related to the Company’s sale of its Lawn and Garden business, which was sold in 2015), compared to income of $0.06 and $0.35, respectively, for the fourth quarter and full year 2017

•

Adjusted income per diluted share from continuing operations was $0.13 for the fourth quarter and $0.76 for the full year, compared to $0.09 and $0.51, respectively, for the fourth quarter and full year 2017

•	Net sales for the fourth quarter decreased 1.2% compared to the fourth quarter 2017; net sales for the full year increased 3.6% compared to the full year 2017

•	Gross margin expanded 310 basis points to 30.4% for the fourth quarter and 280 basis points to 31.6% for the full year

•	Generated $55 million in free cash flow from continuing operations for 2018, an increase of 28% compared to 2017

•	Income per diluted share from continuing operations estimated to be between $0.75 and $0.85 for the full year 2019

“We are pleased with our performance for both the fourth quarter and full year of 2018. We made progress in our Myers Tire Supply business during the fourth quarter, growing top line at a low single digit rate. In addition, we increased our enterprise gross profit margin significantly, contributing to a more than 35 percent increase in our adjusted operating income for the quarter. As a result of our operating performance, combined with a reduction in working capital, we generated free cash flow of nearly $18 million during the quarter, an increase of 118% year-over-year,” said Dave Banyard, President and Chief Executive Officer of Myers Industries.

Mr. Banyard continued, “Through our continued focus on executing our strategy centered on growing the key niche markets where we deliver value, reducing costs through flexible operations and generating strong cash flow, we were able to deliver sales growth for the year of 3.6 percent, and adjusted operating income and free cash flow growth of nearly 30 percent. We continued to stress the importance of living a culture built around continuous improvement, and we continued to invest in areas to help further align ourselves with our customers’ needs as we help them be safer and more efficient.”

	Quarter Ended December 31,			Year Ended December 31,
(Dollars in thousands, except per share data)	2018	2017	% Inc (Dec)	2018	2017	% Inc (Dec)
Net sales	$138,388	$140,106	(1.2)%	$566,735	$547,043	3.6%
Gross profit	$42,096	$38,257	10.0%	$179,293	$157,453	13.9%
Gross profit margin	30.4%	27.3%		31.6%	28.8%
Operating income	$7,033	$4,003	75.7%	$6,327	$24,888	(74.6)%
Income (loss) from continuing operations:
Income (loss)	$3,126	$1,821	71.7%	$(1,648)	$10,844	(115.2)%
Income (loss) per diluted share	$0.09	$0.06	50.0%	$(0.05)	$0.35	(114.3)%

Operating income as adjusted(1)	$7,652	$5,642	35.6%	$40,425	$31,468	28.5%
Income (loss) from continuing operations as adjusted(1):
Income	$4,768	$2,674	78.3%	$25,835	$15,473	67.0%
Income per diluted share	$0.13	$0.09	44.4%	$0.76	$0.51	49.0%
EBITDA as adjusted	$13,829	$12,532	10.3%	$65,965	$60,306	9.4%

(1)	Detail regarding the adjustments is provided on the Reconciliations of Non-GAAP Financial Measures included in this release.

Fourth-Quarter 2018 Financial Summary

Fourth quarter 2018 net sales decreased $1.7 million or 1.2% (0.9% excluding currency fluctuation) to $138.4 million, compared to the fourth quarter of 2017. The decrease was the result of a sales decline in the Material Handling Segment, partially offset by a sales increase in the Distribution Segment. Gross profit increased $3.8 million to $42.1 million, compared to the fourth quarter of 2017. Higher pricing and savings from the footprint realignment completed in 2017 were partially offset by the lower sales volume. Selling, general and administrative expenses increased $1.3 million to $35.0 million, compared to the fourth quarter of 2017, due mostly to $1.4 million of incremental costs incurred to engage resources to assist with the planning and implementation of the transformation initiatives in the Distribution Segment. The departure of the Company’s previous CFO resulted in a reduction of costs of $1.0 million, which were offset by higher variable compensation costs. GAAP income per diluted share from continuing operations was $0.09, compared to $0.06 for the fourth quarter of 2017. Adjusted income per diluted share from continuing operations was $0.13, compared to $0.09 for the fourth quarter of 2017.

Net sales in the Material Handling Segment for the fourth quarter of 2018 decreased $2.0 million or 2.0% (1.6% excluding currency fluctuation) compared to the fourth quarter of 2017. The decrease in net sales was primarily due to anticipated sales declines in the Company’s consumer (unusually high hurricane related volume in 2017), food and beverage (unusually high seed box demand in 2017) and vehicle (declining RV sales) markets. Segment adjusted EBITDA increased 27.1% to $19.3 million for the fourth quarter, compared to $15.2 million for the fourth quarter of 2017. The increase in adjusted EBITDA was due primarily to favorable pricing and the savings from the 2017 strategic footprint realignment, partially offset by the lower sales volume.

Net sales in the Distribution Segment for the fourth quarter of 2018 increased $0.2 million or 0.6% compared to the fourth quarter of 2017. Sales in the Myers Tire Supply business increased low single digits due to higher sales of both consumables and equipment, partially offset by lower international sales. Sales in the Patch Rubber business were down low single digits year-over-year during the fourth quarter. The segment’s adjusted EBITDA was $0.6 million for the fourth quarter of 2018, compared to $1.6 million for the fourth quarter of 2017. The decrease in adjusted EBITDA was primarily the result of $1.4 million of incremental costs incurred to engage outside resources to assist with the planning and implementation of a set of initiatives to transform the business.

Full-Year 2018 Financial Summary

Full-year net sales increased 3.6% to $566.7 million, compared to full-year 2017. The increase in sales was the result of sales growth in the Material Handling Segment, partially offset by a sales decline in the Distribution Segment. Gross profit increased $21.8 million to $179.3 million, due mostly to favorable price and volume and savings from the 2017 strategic footprint realignment. Selling, general and administrative expenses increased $3.8 million during 2018 to $139.3 million primarily as a result of higher compensation costs and the incremental costs incurred to engage outside resources to assist with the transformation initiatives in the Distribution Segment. GAAP income per diluted share from continuing operations was a loss of $0.05 (includes $33.3 million of pre-tax charges related to the sale of the Company’s Lawn and Garden business completed in 2015), compared to income of $0.35 for the full year of 2017. Adjusted income per diluted share from continuing operations was $0.76, compared to $0.51 for the full year of 2017.

The Material Handling Segment’s net sales for the full year of 2018 increased 6.6% compared to the full year of 2017. The increase in net sales was due primarily to increased demand in the Company’s food and beverage, vehicle and industrial markets, partially offset by sales declines in the consumer (unusually high hurricane related volume in 2017) market. Segment adjusted EBITDA was $82.8 million for the full year of 2018, compared to $70.6 million for the full year of 2017.

The Distribution Segment’s net sales for the full year of 2018 declined 4.3% compared to the full year of 2017. The decrease in net sales was primarily due to lower equipment and international sales compared to 2017. The segment’s adjusted EBITDA was $7.9 million for the full year of 2018, compared to $10.2 million for the full year of 2017. The decline in adjusted EBITDA was primarily due to the lower sales volume and the incremental costs incurred to engage outside resources to assist with the planning and implementation of a set of transformation initiatives for the segment.

2019 Outlook

For fiscal year 2019, the Company anticipates that total revenue will be flat on a constant currency basis compared to the prior year. Anticipated sales increases in the consumer, industrial and auto aftermarket end markets are expected to be offset by sales decreases in the food and beverage and vehicle markets due to more normalized seed box demand and a continued decline in the RV market following years of strong growth. The Company expects that a positive sales mix and an ongoing focus on executing pricing and continuous improvement actions will lead to adjusted operating margin growth again in 2019. The Company expects depreciation and amortization to be approximately $25 million, net interest expense to be approximately $5 million, and the effective tax rate to be approximately 27%. Income per diluted share from continuing operations is estimated to be between $0.75 and $0.85, based on a fully diluted share count of 36.0 million shares. Capital expenditures are expected to be approximately $10 million.

Mr. Banyard concluded, “We will remain diligent in executing our strategy in 2019 and one of our top priorities remains the transformation of our Distribution Segment, which is underway. Through enhancements in our go-to-market strategy, the implementation of 80/20 to drive improved contribution margins, and optimization of our logistics and overhead costs, our goal is to expand our Distribution Segment EBITDA margin to 10% by the end of 2020. Additionally, through the new product introduction in our Material Handling Segment that is expected to help us grow our consumer market, to anticipated strength in our industrial and auto aftermarket end markets, we expect to offset lower sales in our food and beverage and vehicle (i.e. RV) end markets during 2019. Lastly, we will continue to evaluate opportunities to leverage our strong balance sheet into accretive acquisition opportunities, but only when we find the optimal complement to our platform that will position the Company to deliver long-term shareholder value.”

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, February 28, at 8:30 a.m. ET. The call is anticipated to last approximately one hour and may be accessed by dialing: (US) 833-233-3452 or (Int’l) 647-689-4129. The Conference ID # is 1662969. Callers are asked to sign on at least five minutes in advance. The live webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) 800-585-8367 or (Int’l) 416-621-4642. The Conference ID # is 1662969.

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP measures in this release. Adjusted income per diluted share from continuing operations, operating income as adjusted, income from continuing operations as adjusted, EBITDA as adjusted, adjusted operating income, adjusted EBITDA, adjusted EPS and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “outlook”, “target”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities, or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its website at www.sec.gov and on the Company’s Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact: Monica Vinay, Vice President, Investor Relations & Treasurer, (330) 761-6212

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$138,388	$140,106	$566,735	$547,043
Cost of sales	96,292	101,849	387,442	389,590

Gross profit	42,096	38,257	179,293	157,453
Selling, general and administrative expenses	34,975	33,724	139,335	135,503
Loss (gain) on disposal of fixed assets	88	530	(8)	(3,482)
Impairment charges	—	—	308	544
Other expenses	—	—	33,331	—

Operating income	7,033	4,003	6,327	24,888
Interest expense, net	1,103	1,464	4,938	7,292
Loss on extinguishment of debt	—	1,888	—	1,888

Income from continuing operations before income taxes	5,930	651	1,389	15,708
Income tax expense (benefit)	2,804	(1,170)	3,037	4,864

Income (loss) from continuing operations	3,126	1,821	(1,648)	10,844
Income (loss) from discontinued operations, net of income taxes	(788)	(20,074)	(1,701)	(20,733)

Net income (loss)	$2,338	$(18,253)	$(3,349)	$(9,889)

Income (loss) per common share from continuing operations:
Basic	$0.09	$0.06	$(0.05)	$0.36
Diluted	$0.09	$0.06	$(0.05)	$0.35
Income (loss) per common share from discontinued operations:
Basic	$(0.02)	$(0.66)	$(0.05)	$(0.69)
Diluted	$(0.02)	$(0.65)	$(0.05)	$(0.68)
Net income (loss) per common share:
Basic	$0.07	$(0.60)	$(0.10)	$(0.33)
Diluted	$0.07	$(0.59)	$(0.10)	$(0.33)
Weighted average common shares outstanding:
Basic	35,355,863	30,423,324	33,426,855	30,222,289
Diluted	35,576,611	30,851,536	33,426,855	30,562,646

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net sales
Material Handling	$99,578	$101,613	(2.0)%	$417,199	$391,313	6.6%
Distribution	38,821	38,592	0.6%	149,636	156,428	(4.3)%
Inter-company Sales	(11)	(99)	—	(100)	(698)	—

Total	$138,388	$140,106	(1.2)%	$566,735	$547,043	3.6%

Operating income (loss)
Material Handling	$13,083	$8,199	59.6%	$57,948	$38,874	49.1%
Distribution	371	1,331	(72.1)%	7,441	9,073	(18.0)%
Corporate	(6,421)	(5,527)	—	(59,062)	(23,059)	—

Total	$7,033	$4,003	75.7%	$6,327	$24,888	(74.6)%

Operating income (loss) as adjusted
Material Handling	$13,501	$8,838	52.8%	$58,871	$44,128	33.4%
Distribution	371	1,331	(72.1)%	6,776	9,073	(25.3)%
Corporate	(6,220)	(4,527)	—	(25,222)	(21,733)	—

Total	$7,652	$5,642	35.6%	$40,425	$31,468	28.5%

Operating income margin as adjusted
Material Handling	13.6%	8.7%		14.1%	11.3%
Distribution	1.0%	3.4%		4.5%	5.8%
Corporate	n/a	n/a		n/a	n/a

Total	5.5%	4.0%		7.1%	5.8%

EBITDA as adjusted
Material Handling	$19,318	$15,195	27.1%	$82,816	$70,641	17.2%
Distribution	631	1,640	(61.5)%	7,945	10,247	(22.5)%
Corporate	(6,120)	(4,303)	—	(24,796)	(20,582)	—

Total	$13,829	$12,532	10.3%	$65,965	$60,306	9.4%

EBITDA margin as adjusted
Material Handling	19.4%	15.0%		19.9%	18.1%
Distribution	1.6%	4.2%		5.3%	6.6%
Corporate	n/a	n/a		n/a	n/a

Total	10.0%	8.9%		11.6%	11.0%

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash	$58,894	$2,520
Restricted cash	—	8,659
Accounts receivable, net	72,939	76,509
Income tax receivable	4,892	12,954
Inventories	43,596	47,166
Prepaid expenses and other current assets	2,534	2,204

Total Current Assets	182,855	150,012
Property, plant, & equipment, net	65,460	83,904
Deferred income taxes	5,270	120
Other assets	95,060	121,906

Total Assets	$348,645	$355,942

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$60,849	$63,581
Accrued expenses	36,574	35,072

Total Current Liabilities	97,423	98,653
Long-term debt, net	76,790	151,036
Other liabilities	19,794	8,236
Deferred income taxes	—	4,265
Total Shareholders’ Equity	154,638	93,752

Total Liabilities & Shareholders’ Equity	$348,645	$355,942

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Year Ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net income (loss)	$(3,349)	$(9,889)
Income (loss) from discontinued operations, net of income taxes	(1,701)	(20,733)

Income (loss) from continuing operations	(1,648)	10,844
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities
Depreciation	17,638	19,952
Amortization	8,485	8,886
Accelerated depreciation associated with restructuring activities	16	1,993
Non-cash stock-based compensation expense	4,257	3,626
(Gain) loss on disposal of fixed assets	(8)	(3,482)
Provision for loss on note receivable	23,008	—
Lease guarantee contingency	10,323	—
Loss on extinguishment of debt	—	1,888
Deferred taxes	(9,450)	(5,663)
Interest income received (accrued) on note receivable	(361)	(1,384)
Impairment charges	308	544
Other	457	256
Payments on performance based compensation	(1,249)	(1,010)
Other long-term liabilities	180	723
Cash flows provided by (used for) working capital
Accounts receivable	4,927	(6,709)
Inventories	3,151	(1,876)
Prepaid expenses and other current assets	(353)	2,209
Accounts payable and accrued expenses	713	18,299

Net cash provided by (used for) operating activities - continuing operations	60,394	49,096
Net cash provided by (used for) operating activities - discontinued operations	858	(4,633)

Net cash provided by (used for) operating activities	61,252	44,463

Cash Flows From Investing Activities
Capital expenditures	(5,123)	(5,814)
Proceeds from sale of property, plant and equipment	2,633	11,058

Net cash provided by (used for) investing activities - continuing operations	(2,490)	5,244
Net cash provided by (used for) investing activities - discontinued operations	—	(1,107)

Net cash provided by (used for) investing activities	(2,490)	4,137

Cash Flows From Financing Activities
Net borrowing (repayments) on credit facility	(74,557)	(16,474)
Repayments of senior unsecured notes	—	(23,798)
Cash dividends paid	(17,862)	(16,341)
Proceeds from issuance of common stock	2,853	4,527
Proceeds from public offering of common stock, net of equity issuance costs	79,522	—
Shares withheld for employee taxes on equity awards	(714)	(620)
Deferred financing costs	—	(1,030)

Net cash provided by (used for) financing activities - continuing operations	(10,758)	(53,736)
Net cash provided by (used for) financing activities - discontinued operations	—	—

Net cash provided by (used for) financing activities	(10,758)	(53,736)

Foreign exchange rate effect on cash	(289)	(208)
Less: Net increase (decrease) in cash classified within discontinued operations	—	(5,484)

Net increase in cash and restricted cash	47,715	140
Cash and restricted cash at January 1	11,179	11,039

Cash and restricted cash at December 31	$58,894	$11,179

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GROSS PROFIT, OPERATING INCOME AND EBITDA (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31, 2018
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$99,578	$38,821	$138,399	$(11)	$138,388

GAAP Gross profit			42,096	—	42,096
Add: Restructuring expenses and other adjustments			171	—	171

Gross profit as adjusted			42,267	—	42,267
Gross profit margin as adjusted			30.5%	n/a	30.5%

GAAP Operating income (loss)	13,083	371	13,454	(6,421)	7,033
Add: Restructuring expenses and other adjustments(1)	418	—	418	201	619

Operating income (loss) as adjusted	13,501	371	13,872	(6,220)	7,652
Operating income margin as adjusted	13.6%	1.0%	10.0%	n/a	5.5%

Add: Depreciation and amortization	5,883	260	6,143	100	6,243
Less: Depreciation adjustments	(66)	—	(66)	—	(66)

EBITDA as adjusted	$19,318	$631	$19,949	$(6,120)	$13,829
EBITDA margin as adjusted	19.4%	1.6%	14.4%	n/a	10.0%

(1) Includes gross profit adjustments of $171 and SG&A adjustments of $448

	Quarter Ended December 31, 2017
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$101,613	$38,592	$140,205	$(99)	$140,106

GAAP Gross profit			38,257	—	38,257
Add: Restructuring expenses and other adjustments			422	—	422

Gross profit as adjusted			38,679	—	38,679
Gross profit margin as adjusted			27.6%	n/a	27.6%

GAAP Operating income (loss)	8,199	1,331	9,530	(5,527)	4,003
Add: Restructuring expenses and other adjustments(1)	498	—	498	1,000	1,498
Add: Loss on sale of assets	141	—	141	—	141

Operating income (loss) as adjusted	8,838	1,331	10,169	(4,527)	5,642
Operating income margin as adjusted	8.7%	3.4%	7.3%	n/a	4.0%

Add: Depreciation and amortization	6,332	309	6,641	224	6,865
Less: Depreciation adjustments	25	—	25	—	25

EBITDA as adjusted	$15,195	$1,640	$16,835	$(4,303)	$12,532
EBITDA margin as adjusted	15.0%	4.2%	12.0%	n/a	8.9%

(1) Includes gross profit adjustments of $422 and SG&A adjustments of $1,076

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GROSS PROFIT, OPERATING INCOME AND EBITDA (UNAUDITED)

(Dollars in thousands)

	Year Ended December 31, 2018
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$417,199	$149,636	$566,835	$(100)	$566,735

GAAP Gross profit			179,293	—	179,293
Add: Restructuring expenses and other adjustments			746	—	746

Gross profit as adjusted			180,039	—	180,039
Gross profit margin as adjusted			31.8%	n/a	31.8%

GAAP Operating income (loss)	57,948	7,441	65,389	(59,062)	6,327
Add: Restructuring expenses and other adjustments(1)	1,131	—	1,131	201	1,332
Add: Provision for loss on note receivable	—	—	—	23,008	23,008
Add: Lease guarantee	—	—	—	10,323	10,323
Add: Asset impairment	—	—	—	308	308
Less: Gain on sale of assets	(208)	(665)	(873)	—	(873)

Operating income (loss) as adjusted	58,871	6,776	65,647	(25,222)	40,425
Operating income margin as adjusted	14.1%	4.5%	11.6%	n/a	7.1%

Add: Depreciation and amortization	24,158	1,169	25,327	426	25,753
Less: Depreciation adjustments	(213)	—	(213)	—	(213)

EBITDA as adjusted	$82,816	$7,945	$90,761	$(24,796)	$65,965
EBITDA margin as adjusted	19.9%	5.3%	16.0%	n/a	11.6%

(1) Includes gross profit adjustments of $746 and SG&A adjustments of $586

	Year Ended December 31, 2017
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$391,313	$156,428	$547,741	$(698)	$547,043

GAAP Gross profit			157,453	—	157,453
Add: Restructuring expenses and other adjustments			7,501	—	7,501

Gross profit as adjusted			164,954	—	164,954
Gross profit margin as adjusted			30.1%	n/a	30.2%

GAAP Operating income (loss)	38,874	9,073	47,947	(23,059)	24,888
Add: Restructuring expenses and other adjustments(1)	8,656	—	8,656	1,326	9,982
Add: Asset impairment	544	—	544	—	544
Less: Gain on sale of assets	(3,946)	—	(3,946)	—	(3,946)

Operating income (loss) as adjusted	44,128	9,073	53,201	(21,733)	31,468
Operating income margin as adjusted	11.3%	5.8%	9.7%	n/a	5.8%

Add: Depreciation and amortization	28,506	1,174	29,680	1,151	30,831
Less: Depreciation adjustments	(1,993)	—	(1,993)	—	(1,993)

EBITDA as adjusted	$70,641	$10,247	$80,888	$(20,582)	$60,306
EBITDA margin as adjusted	18.1%	6.6%	14.8%	n/a	11.0%

(1) Includes gross profit adjustments of $7,501 and SG&A adjustments of $2,481

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME AND EARNINGS PER DILUTED SHARE (UNAUDITED)

(Dollars in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP Operating income	$7,033	$4,003	$6,327	$24,888
Add: Restructuring expenses and other adjustments	619	1,498	1,332	9,982
Add: Charges related to 2015 sale of Lawn & Garden business(1)	—	—	33,331	—
Add: Asset impairments	—	—	308	544
Less: Loss (gain) on sale of assets	—	141	(873)	(3,946)

Operating income as adjusted	7,652	5,642	40,425	31,468
Less: Interest expense, net	(1,103)	(1,464)	(4,938)	(7,292)

Income before taxes as adjusted	6,549	4,178	35,487	24,176
Less: Income tax expense(2)	(1,781)	(1,504)	(9,652)	(8,703)

Income from continuing operations as adjusted	$4,768	$2,674	$25,835	$15,473
Adjusted earnings per diluted share from continuing operations(3)	$0.13	$0.09	$0.76	$0.51

(1)	Includes $23,008 for provision for loss on note receivable and $10,323 for lease guarantee
(2)	Income taxes are calculated using the normalized effective tax rate for each year. The rate used in 2018 was 27.2% and in 2017 was 36%
(3)	Adjusted earnings per diluted share for year ended December 31, 2018 is calculated using 33,825,370 shares

MYERS INDUSTRIES, INC.

RECONCILIATION OF FREE CASH FLOW TO GAAP NET CASH PROVIDED BY

(USED FOR) OPERATING ACTIVITIES – CONTINUING OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	Year		YTD		Quarter
	December 31, 2018		September 30, 2018		December 31, 2018
Net cash provided by (used for) operating activities - continuing operations	$60,394	-	$41,121	=	$19,273
Capital expenditures	(5,123)	-	(3,560)	=	(1,563)

Free cash flow	$55,271	-	$37,561	=	$17,710

	Year		YTD		Quarter
	December 31, 2017		September 30, 2017		December 31, 2017
Net cash provided by (used for) operating activities - continuing operations	$49,096	-	$40,284	=	$8,812
Capital expenditures	(5,814)	-	(5,109)	=	(705)

Free cash flow	$43,282	-	$35,175	=	$8,107